SECURITIES AND EXCHANGE COMMISSION
                 WASHINGTON, D.C. 20549-1004

                          FORM 8-K

                       CURRENT REPORT

           Pursuant to Section 13 or 15(d) of the
               Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported)
                      January  22, 2002
                     -------------------
                Commission File Number 1-5324
                           ------

                     NORTHEAST UTILITIES
                    --------------------
   (Exact name of registrant as specified in its charter)


     MASSACHUSETTS                           04-2147929
    ----------------------               ---------------
   (State or other jurisdiction of   I.R.S. Employer incorporation
        organization)                    or Identification No.)

          174 BRUSH HILL AVENUE, WEST SPRINGFIELD,
          MASSACHUSETTS             01090-0010
   ------------------------------------------------------------
  (Address of principal executive   (Zip Code)
         offices)

                       (413) 785-5871
    (Registrant's telephone number, including area code)


                       Not Applicable
                       --------------
    (Former name or former address, if changed since last
                           report)


Item 5.  OTHER EVENTS

On January 22, 2002, Northeast Utilities issued the following earnings news release for the three and twelve months ended December 31, 2001.

News
From The Northeast Utilities System


CONTACT:    Jeffrey R. Kotkin
Office:     (860) 665-5154

                 NU reports year-end results

HARTFORD, Connecticut, January 22, 2002-Northeast Utilities
(NU) today reported fourth-quarter 2001 earnings of $50.0 million, or $0.38 per share on a fully diluted basis, compared with a loss of $180.9 million, or $1.26 per share on a fully diluted basis, in the fourth quarter of 2000.

For the full year of 2001, NU earned $243.5 million, or $1.79 per share fully diluted, compared with a loss of $28.6 million, or $0.20 per share fully diluted, in 2000.

Results from both years include a number of significant nonrecurring items. In 2001, NU recorded an after-tax gain of $115.6 million, or $0.85 per share, associated with the sale of the Millstone nuclear generating station to Dominion Resources, Inc. In 2001, NU also recorded an after-tax mark-to-market charge of $35.4 million, or $0.26 per share, associated with the repurchase of 10.1 million NU shares and a separate charge of $22.4 million, or $0.17 per share, associated with the adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended. Excluding those nonrecurring items, NU earned $185.7 million, or $1.37 per share, in 2001.

In 2000, NU recorded extraordinary charges totaling $233.9 million, or $1.65 per share, primarily associated with industry restructuring in New Hampshire. Excluding those charges, NU earned $53.0 million, or $0.37 per share, in the fourth quarter of 2000 and $205.3 million, or $1.45 per share, during the full year of 2000.

Michael G. Morris, NU chairman, president and chief executive officer, said NU successfully attained a number of its long-term goals in 2001. They included the sale of Millstone Station, the issuance of approximately $2.1 billion of securitization bonds on behalf of its three regulated electric companies, and the implementation of industry restructuring in New Hampshire. In large part because of those steps, NU system debt securities received multiple rounds of credit upgrades in 2001, ending the year at their highest levels in decades.

"As a result of several years of hard work, the NU System is financially strong and stable and ready to embark upon a new period of growth to the benefit of customers and investors,"
Morris said.

Morris said NU's earnings per share benefited from a lower share count in 2001 as NU used the proceeds from restructuring and the Millstone sale to repurchase approximately 10 percent of its outstanding common shares. NU had approximately 130 million outstanding shares at the end of 2001 and has repurchased more than 360,000 additional shares thus far in January 2002.

Offsetting the lower share count, however, were lower earnings at NU's regulated electric companies. Primarily as a result of the loss of wholesale revenue from Millstone, earnings for common shares at The Connecticut Light and Power Company fell to $104.2 million in 2001 from $140.7 million in 2000. As a result of industry restructuring and an 11 percent retail rate decrease on May 1, 2001, combined earnings for common at Public Service Company of New
Hampshire and North Atlantic Energy Corporation totaled
$84.7 million in 2001, compared with $96.1 million in 2000, excluding the 2000 restructuring charge.

Morris said NU's competitive energy businesses earned $5.3 million in the fourth quarter of 2001, compared with a loss of $1.3 million in the fourth quarter of 2000, excluding nonrecurring charges. For the year, NU's competitive energy businesses earned $5.0 million on revenues of approximately
$3.0 billion, compared with a profit of $13.6 million on revenues of approximately $1.9 billion in 2000.

Morris said NU continues to project 2002 earnings of between $1.40 per share and $1.65 per share, not including significant nonrecurring charges. The primary variable determining where NU performs within that range will be the performance of its competitive energy businesses, he said.

NU operates New England's largest electric utility system with approximately 1.8 million electric customers in Connecticut, New Hampshire and Massachusetts and 189,000 natural gas distribution customers in Connecticut. NU is also one of New England's largest energy marketers.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are statements of future expectations and not facts. Actual results or developments might differ materially from those included in the forward-looking statements because of factors such as competition and industry restructuring, changes in economic conditions, changes in historical weather patterns, changes in laws, regulations or regulatory policies, developments in legal or public policy doctrines, technological developments and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in NU's reports to the Securities and Exchange Commission.

                           SIGNATURE

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                     NORTHEAST UTILITIES
                        (registrant)



                              By:  /S/ Randy A. Shoop
                                   Name:  Randy A. Shoop
                                   Title:  Assistant
                                   Treasurer - Finance

Date:  January 23, 2002